Exhibit 10.3

AMENDMENT TO TWENTY-FIRST CENTURY FOX, INC.

2013 LONG-TERM INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors of Twenty-First Century Fox, Inc. in Article IX of the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (the “Plan”), as of March 22, 2018, the Plan is amended as follows (the “Amendment”):

I.

Article VIII of the Plan is amended by adding a new Section 8.11 to read in its entirety as follows:

“Section 8.11 Settlement of Awards.

Notwithstanding anything set forth in the Plan or any Agreement to the contrary, each Award under the Plan that (i) is outstanding as of the date of the adoption of this Section 8.11 and (ii) provides for settlement only in Common Stock, shall, in the sole discretion of the Committee, upon settlement, be settled in either Common Stock or in an amount in cash equal to the Fair Market Value of such Common Stock.”

Except as otherwise provided in this Amendment, the Plan is ratified and confirmed in all respects.